Exhibit 5.5

August 6, 2014

Westmoreland Coal Company

9540 South Maroon Circle, Suite22

Englewood, Colorado 80112

(the “Company”)

– AND –

Holland & Hart LLP

555 Seventeenth Street

Suite 3200

Denver, CO 80202-3979

(“Holland & Hart”)

Ladies and Gentlemen:

Re:	The exchange of the Old Notes (as defined herein) for the New Notes (as defined herein) issued by Westmoreland Coal Company.

We have acted as local counsel in the province of Saskatchewan to:

(a)	Prairie Coal Ltd.,

(b)	Willowvan Mining Ltd. (together with Prairie Coal Ltd. the “Corporate Subsidiaries”), and

(c)	Poplar River Coal Mining Partnership (the “Partnership Subsidiary” and together with the Corporate Subsidiaries the “Saskatchewan Subsidiaries”)

in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-4 filed by the Company with the Commission on August 6, 2014 (the “Registration Statement”), relating to the registration of the offer (the “Exchange Offer”) by the Company and Westmoreland Partners, a Virginia partnership and an indirect wholly owned subsidiary of the Company (the “Partnership” and together with the Company, the “Co-Issuers”), to exchange up to $425,000,000 aggregate principal amount of the Co-Issuers’ 10.75% Senior Secured Notes due 2018 registered under the Securities Act (the “New Notes”) for the Co-Issuers’ existing 10.75% Senior Secured Notes due 2018 (the “Old Notes”). The New Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by the guarantors listed as co-registrants in the Registration Statement, including the Saskatchewan Subsidiaries (collectively, the “Guarantors”). The New Notes will be issued under an Indenture, dated as of February 4, 2011, as supplemented by the Supplemental Indenture, dated as of January 31, 2012, the Second Supplemental Indenture dated as of February 3, 2014, the Third Supplemental Indenture dated as of April 28, 2014, the Fourth Supplemental Indenture, dated as of April 28, 2014 and the

Fifth Supplemental Indenture, dated as of July 31, 2014 (together, the “Indenture”), by and among the Company and the Partnership, as co-issuers of the Old Notes and New Notes, the Guarantors, and Wells Fargo Bank, National Association, as trustee and collateral agent (the “Trustee”). Each of the Guarantors, including each of the Saskatchewan Subsidiaries, executed a Notation of Guarantee at the time that it became a party to the Indenture, pursuant to which each such Guarantor guaranteed the Old Notes, and pursuant to which each Guarantor will guarantee the New Notes (the “Notation of Guarantee”).

EXAMINATION OF DOCUMENTS

In giving the opinions expressed below we have, in our capacity as counsel to the Saskatchewan Subsidiaries, participated in the preparation of and have examined executed copies of the following documents:

(a)	the Indenture;

(b)	the Old Notes;

(c)	the form of the New Notes; and

(d)	the Notation of Guarantee.

(collectively referred to as the “Transaction Documents”).

We are providing this opinion to the Company and Holland & Hart at the request of the Saskatchewan Subsidiaries.

Other Documents Examined

For the purposes of the opinions expressed below, we have considered the questions of law, made the investigations, and examined originals or copies, certified or otherwise identified to our satisfaction, of the certificates of public officials and other certificates, documents and records, that we considered necessary or relevant, including:

(a)	the articles and by-laws of the Corporate Subsidiaries and the partnership agreement, as amended, of the Partnership Subsidiary (collectively, the “Constating Documents”);

(b)	resolutions of the board of directors of each of the Corporate Subsidiaries and of the partners of the Partnership Subsidiary, authorizing the guarantee of the New Notes by each of the Guarantors;

(c)	certificates of status in respect of each of the Corporate Subsidiaries under The Business Corporations Act (Saskatchewan) (the “SBCA”) and in respect of the Partnership Subsidiary under The Business Names Registration Act on August 5, 2014 (the “Certificates of Status”); and

(d)	as to certain matters of fact relevant to the opinions expressed below, certificates of officers of each of the Saskatchewan Subsidiaries dated the date of this opinion (the “Officers’ Certificates”).

We have not reviewed the minute books or, except as described above, any other corporate records of the Saskatchewan Subsidiaries.

ASSUMPTIONS AND RELIANCES

We have relied exclusively upon the certificates, documents and records we examined with respect to the accuracy of the factual matters contained in them and we have not performed any independent investigation or verification of those factual matters. We have assumed those factual matters were accurate on the date given and continue to be accurate as of the date of this opinion.

For the purposes of the opinions expressed below, we have assumed, without independent investigation or inquiry, that:

(a)	with respect to all documents examined by us, the signatures are genuine, the individuals signing those documents had legal capacity at the time of signing, all documents submitted to us as originals are authentic, and certified, conformed or photocopied copies, or copies transmitted electronically or by facsimile, conform to the authentic original documents;

(b)	the indices and records in all filing systems maintained in all public offices where we have searched or inquired or have caused searches or inquiries to be conducted are accurate and current, and all certificates and information issued or provided under those searches or inquiries are and remain accurate and complete;

(c)	the facts certified in each of the Officer’s Certificates are accurate as of the date given and continue to be accurate as of the date of this letter;

(d)	none of the Transaction Documents has been modified in any manner, whether by written or oral agreement or by conduct of the parties to them or otherwise;

(e)	where applicable, each party to the Transaction Documents, other than the Saskatchewan Subsidiaries, is validly constituted and existing in accordance with the laws under which it is constituted, and has all necessary power and capacity to execute and deliver the Transaction Documents to which it is a party and to perform its obligations under those documents;

(f)	where applicable, the execution and delivery by each party to the Transaction Document, other than the Saskatchewan Subsidiaries, and the performance of its obligations under those documents have been duly authorized by all necessary corporate action;

(g)	each of the Transaction Documents has been duly executed and delivered by each party to it, other than the Saskatchewan Subsidiaries;

(h)	each of the Transaction Documents constitutes a legal, valid and binding obligation of each party to it enforceable against it under the laws of the applicable jurisdiction governing those Transaction Documents in accordance with its terms; and

(i)	if any obligation under any of the Transaction Documents is required to be performed and is subject to, or such performance is governed by, laws other than those of the province of Saskatchewan or the federal laws of Canada applicable therein, the performance of that obligation will not be illegal under the laws of such jurisdiction.

In expressing the opinion in paragraph 1 below with respect to the incorporation or registration, as the case may be, and existence of the Saskatchewan Subsidiaries, we have relied exclusively upon the Certificates of Status.

LAWS ADDRESSED

The opinions expressed in this opinion letter are limited to the laws of the province of Saskatchewan and the federal laws of Canada applicable in that province.

OPINIONS

Based upon the foregoing and subject to the qualifications and limitations stated in this opinion letter we are of the opinion that:

Corporate Opinions

1.	Each of Corporate Subsidiaries is incorporated under the SBCA and is a valid and subsisting corporation under the SBCA. The Partnership Subsidiary is registered as a partnership under the laws of Saskatchewan.

2.	Each of the Corporate Subsidiaries has the corporate power and capacity to create the obligations under the Indenture and Notation of Guarantee to which it is a party. The Partnership Subsidiary has, through its constituent partners, the power and capacity to create the obligations under the Indenture and Notation of Guarantee to which it is a party.

3.	Each of the Corporate Subsidiaries has taken all necessary corporate action, and the Partnership Subsidiary has taken all necessary partnership action, to authorize execution of the Indenture and Notation of Guarantee to which it is a party, and the performance of its obligations under the Indenture and the Notation of Guarantee.

4.	Each Saskatchewan Subsidiary, as a matter of corporate law, has duly executed each of the Fourth Supplemental Indenture and the Notation of Guarantee in accordance with the corporate laws of Saskatchewan and has duly delivered each such document.

RELIANCE

The opinions set out in this opinion letter speak only as of the date of this opinion, and by giving them we do not undertake to advise the addressees or otherwise update or supplement this opinion letter to reflect any facts or circumstances or any changes in laws which may occur after the date of this opinion.

This opinion is solely for the benefit of its addressees in connection with the Exchange Offer. This opinion may not be relied upon for any other purpose. This opinion may not be relied upon by any other person in any manner or for any purpose.

Except as provided herein, this opinion may not be disclosed, quoted, filed with a governmental agency or referred to without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Yours truly,

/s/ Macpherson Leslie & Tyerman LLP